Exhibit 10.1

Date	To
August 7, 2024	Diana Reid

From
Lance Drummond
Chair, Freddie Mac Board of Directors

Subject
Terms and Conditions for Employment as Chief Executive Officer of the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “Company”)

On behalf of the Board of Directors of Freddie Mac (the "Board"), we are delighted to have you join Freddie Mac as its Chief Executive Officer. This communication sets forth the terms of Freddie Mac's agreement (the "Agreement") to employ you as its Chief Executive Officer, effective September 3, 2024 (or on the date of FHFA approval if such approval is not received prior to September 3). The terms and conditions set forth herein have been developed in conjunction with and are subject to approval by the Federal Housing Finance Agency ("FHFA"), in consultation with the United States Department of the Treasury ("Treasury"), and the Board. To the extent that any required approval is not obtained, this Agreement shall be null and void in all respects and you shall have no further obligations under this Agreement, the Restrictive Covenant and Confidentiality Agreement (the "Restrictive Covenant Agreement"), or any other plan, policy or program of Freddie Mac.
Please review and confirm that such terms and conditions conform to your understanding by returning to me a signed copy of this Agreement.
As Freddie Mac's Chief Executive Officer, you shall be the highest-ranking officer of Freddie Mac and shall have the same status, privileges, and responsibilities normally inherent in such capacity in corporations of similar size and character. You shall also perform such additional duties consistent with your position as the Board may from time to time reasonably assign to you. In addition, for so long as you remain Chief Executive Officer, the Board shall nominate you to serve as a director on the Board of Freddie Mac.
During your employment as Chief Executive Officer, you agree to devote substantially all your time, attention, and energies to our business, and to not be engaged in any other business activity unless permitted under our Outside Activities and Family Member Activities policy, which will be sent to you under separate cover. This restriction shall not prevent you from making investments of your assets in such form or manner as you desire, consistent with Freddie Mac's Personal Investments Policy and the Restrictive Covenant Agreement you are required to sign pursuant to Section II below.
Compensation
Your annualized base salary shall be $600,000 and you shall not receive more than this amount during any calendar year. You will not participate in the Company's executive management compensation program.

Offer Letter - Diana Reid
August 7, 2024

If you terminate your employment with Freddie Mac at any time for any reason, your base salary will terminate effective as of the date your employment terminates.
Benefits
Our stage-in-life benefits and wellness offerings are some of the best in the industry and are customizable for you to meet the unique needs of you and your family-whether at work or at home, on the job or off.
The medical, dental and vision benefits you elect will become effective on the first day of the month after your first day of employment. You will automatically be enrolled to contribute to the 401(k) Plan shortly after you begin employment and become eligible for company contributions after one year of service. You will also become eligible for the executive retirement benefits after completing one year of service.
In connection with your relocation, you will be eligible to take advantage of the applicable relocation program, which will be sent to you under separate cover.
I.Termination of Board Membership
Your termination of employment for any reason (including resignation) shall be deemed to be the termination of your membership on the Board as of the same effective date.
II.    Restrictive Covenant Agreement
The terms of compensation provided in this Agreement are contingent upon your agreement to be bound by the terms of the Restrictive Covenant Agreement, attached as Exhibit A. You must sign and return the Restrictive Covenant Agreement together with a signed copy of this Agreement.
III.     FHFA's Review and Approval Authority
The terms and conditions of your compensation have been approved by the Board but require approval by FHFA in consultation with Treasury. Notwithstanding such approval and any provision of this Agreement, you acknowledge and understand that any compensation paid or to be paid during or after your employment remains subject to any withholding, escrow or prohibition consistent with FHFA's authority pursuant to the Federal Home Loan Corporation Act, as amended, or the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, as amended.

Offer Letter - Diana Reid
August 7, 2024

IV. Reservation of Rights
This Agreement is not intended, nor shall it be interpreted, to constitute a contract of employment for a specified duration. Your employment is "at-will" and each of you and Freddie Mac retain the discretion to terminate the employment relationship at any time for any lawful reason with or without notice.
This offer of employment is contingent upon Freddie Mac's satisfaction, in its sole discretion, with your references and the results of your background checks and drug test, which references and background check have already been received and reviewed.
During the course of your review of this Agreement, Freddie Mac expects that you have had the opportunity to consult with and receive assistance from appropriate advisors, including legal, tax, and financial advisors.
This Agreement shall be construed, and the rights and obligations herein determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

/s/ Lance Drummond________________                     August 7, 2024_________
Lance Drummond Date
Chair, Freddie Mac Board of Directors

I agree to the terms of this Agreement.

/s/ Diana W. Reid_______________                  August 24, 2024________
Diana Reid         Date

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